As filed with Securities and Exchange Commission on May 15, 2002
                                                  Registration No. _____________

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             REGISTRATION STATEMENT
                                   ON FORM S-8
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                ________________

                            TREMOR ENTERTAINMENT INC.
             (Exact name of registrant as specified in its charter)

             Nevada                                          87-0454377
(State or other jurisdiction of                           (I.R.S. Employer
 incorporation or organization)                          Identification No.)

               2621 West Empire Avenue, Burbank, California 91504
                                 (818) 729-0020
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             EMPLOYEE BENEFIT PLANS
                              (Full Title of Plan)

                          CSC Services of Nevada, Inc.
                              502 East John Street
                              Carson City, NV 89706
                     (Name and address of agent for service)

                                 (775) 882-3072
          (Telephone number, including area code, of agent for service)

                                 with a copy to:
                            Martin E. Weisberg, Esq.
                      Jenkens & Gilchrist Parker Chapin LLP
                              The Chrysler Building
                              405 Lexington Avenue
                            New York, New York 10174
                                 (212) 704-6050


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this Registration Statement.

                                                    CALCULATION OF REGISTRATION FEE

 Title of each class of       Amount to be          Proposed Maximum       Proposed Maximum           Amount of
    Securities to be         Registered (1)        Offering Price per     Aggregate Offering    Registration Fee (3)
       Registered                                      Share (2)               Price (2)

Common Stock, par value         1,250,000              $  0.55                 $687,500.00            $  63.25
    $.001 per share

         TOTAL:                 1,250,000              $  0.55                 $687,500.00            $  63.25

(1)  Pursuant  to Rule  416(b),  there shall also be deemed  covered  hereby all
additional  securities  resulting  from  anti-dilution   adjustments  under  the
Consulting Agreement.

(2) The price per share is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c); based on the average of the high ($0.55) and low ($0.55) prices for the Common Stock as reported on the OTC Bulletin Board on May 13, 2002.

(3) Calculated pursuant to Section 6(b) as follows: proposed maximum aggregate offering price multiplied by .000092.

  THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH
              THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE.
 THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SEEKING AN
              OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE
                         OFFER OR SALE IS NOT PERMITTED.
                           ___________________________

                                   PROSPECTUS

                        1,250,000 Shares of Common Stock
                           (par value $.001 per share)

                            TREMOR ENTERTAINMENT INC.
                           ___________________________

     The stockholders of Tremor Entertainment Inc. listed on page 9 of this Prospectus (the "Selling Stockholders") are offering for sale up to 1,250,000 shares of our common stock, par value $.001 per share (the "Shares"), under this Prospectus. Those to whom such Selling Stockholder identified herein may pledge, donate or transfer their shares and other successors, may also use this Prospectus. The Selling Stockholders may offer their respective shares through public or private transactions, at prevailing market prices, or at privately negotiated prices.

     The Selling Stockholders will receive all of the net proceeds from the resale of the Shares. Accordingly, our Company will not receive any proceeds from the resale of the Shares. We have nonetheless agreed to bear the expenses relating to the registration of the Shares, other than brokerage commissions and expenses, if any, which will be paid by the Selling Stockholders.

       -------------------------------------------------------------------

                     OTC Bulletin Board Common Stock symbol:

                                    "TROR.OB"
       -------------------------------------------------------------------

     On May 13, 2002, the closing sale price of our Common Stock on the OTC Bulletin Board was $0.55.

     Our executive offices are located at 2621 West Empire Avenue, Burbank, California 91504 and our telephone number is (818) 729-0020.


     THIS  INVESTMENT  INVOLVES  A HIGH  DEGREE OF RISK.  YOU  SHOULD  CAREFULLY
CONSIDER THE FACTORS DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ______________________

                   The Date of this Prospectus is May 15, 2002
                             ______________________

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public over the Internet at the SEC's Website at "http://www.sec.gov."

     We are filing this registration statement with the SEC on Form S-8 to register the Shares being offered. This Prospectus is part of the registration statement and, as permitted by the SEC's rules, does not contain all the information included in the registration statement. For further information with respect to us and our common stock, you should refer to this registration statement and to the exhibits and schedules filed as part of the registration statement, as well as the documents we have incorporated by reference which are discussed in Item 3 to Part II of this Registration Statement. You can review the documents we have incorporated by reference at the public reference facilities maintained by the SEC as described above.

     This Prospectus may contain summaries of contracts or other documents. Because they are summaries, they will not contain all of the information that may be important to you. If you would like complete information about a contract or other document, you should read the copy filed as an exhibit to the registration statement.

     The SEC permits us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be a part of this Prospectus and information we file later with the SEC is deemed automatically to update or supersede this information. We incorporate by reference the documents listed below and any future filings to be made with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") by each of New Systems, Inc., as our predecessor company, and our Company, as the successor-in-interest following that merger by and among us and New Tremor Acquisition Corp., a wholly owned subsidiary of New Systems, Inc., effected December 12, 2001:

     1. Current Reports on Form 8-K for the event dated December 12, 2001 (as filed on December 21, 2001) and as amended on reports filed on Form 8-K/A (as filed on each of December 28, 2001, January 15, 2002, February 25, 2002 and February 27, 2002);

     2. Information Statement on Schedule 14C (preliminary filed on October 30, 2001 and definitive filed on November 9, 2001);

     3. Information Statement on Schedule 14C (as filed pursuant to Rule 14f-1 on November 29, 2001);

     4. Current Reports on Form 8-K for the events dated March 16, 2001, August 7, 2001 and August 21, 2001

          (as filed on March 21, 2001, August 24, 2001 and August 24, 2001, respectively);

     5. Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2001, June 30, 2001, September 30, 2001 and December 31, 2001 (as
          filed on May 14, 2001, August 14, 2001, November 9, 2001 and February 20, 2002, respectively);

     6. Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000 (as filed on February 28, 2001);

     You may request a copy of these filings, at no cost, by writing us at Tremor Entertainment Inc., 2621 West Empire Avenue, Burbank, California 91504,
Attention: Karen L. Benson, or telephoning us at (818) 729-0020 extension 35.

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SHARES IN ANY JURISDICTION WHERE IT IS UNLAWFUL. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF MAY 15, 2002.

                         ______________________________

                                TABLE OF CONTENTS

    Where to find out More about Us...........................................ii
    Incorporation of Documents by Reference...................................ii
    Summary Information........................................................1
    Risk Factors...............................................................2
    Use of Proceeds............................................................3
    Selling Stockholders ......................................................8
    Plan of Distribution......................................................10
    Description of Securities.................................................11
    Indemnification of Directors and Officers.................................12
    Part II - Information in Registration Statement...........................14

                                     SUMMARY

     The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus, including the information under "Risk Factors" and the other information incorporated by reference herein.

ABOUT OUR COMPANY AND PRODUCT

     Tremor Entertainment Inc. (the "Company") is a developer of interactive entertainment software for the most popular video game consoles, including Sony PlayStation, Sega Dreamcast and Microsoft Xbox. We create software that provides immersive game experiences by combining advanced technology with engaging content, vivid graphics and rich sounds.

     Our Company, which commenced operations in 1998, has to date developed a variety of products, including Sega Swirl(R), Railroad Tycoon II for Dreamcast, Railroad Tycoon II for PlayStation, and KISS: Psycho Circus for Dreamcast. Our employees include industry veterans whose past credits include such breakaway hits as StarCraft, WarCraft, Diablo, Redneck Rampage and Kingpin.

     We currently have an agreement with Microsoft under which our Company is creating a major original product for Microsoft's Xbox. Xbox, which was released in November 2001, is intended to be the most technologically powerful video game console on the market. At this time, all of our development activities are being dedicated to the completion of the game. The agreement with Microsoft provides for periodic payments to us based upon the attainment of various development milestones, and provides for a royalty based upon Microsoft's sales of the game. The periodic payments under the agreement will aggregate approximately $4.8 million through delivery. Because royalty payments, if any, will depend upon unit sales by Microsoft, there can be no assurance that we will realize any revenue from royalties. At present, the agreement with Microsoft is our only source of operating revenue. Microsoft, however, can cancel the agreement, at any time in the event that we fail to attain any of the development milestones. Our product is presently scheduled to ship for the holiday season of 2002.

     In addition to the Xbox game itself, Microsoft has secured initial agreements for comic book, novel, and feature film deals all based on the game's underlying intellectual property, which Microsoft now owns. Because we created and developed this intellectual property, our company will receive 10% of Microsoft's net revenues from all ancillary products based upon such intellectual property. There can be no assurance, however, that Microsoft will invest in any such ancillary products or, if it does so, whether any revenue will be derived therefrom.

     We plan to expand our Company's development capacity moderately over the next twelve months. When the current Xbox product is shipped, we intend to immediately employ that primary team in the creation of a sequel. Discussions have already begun with Microsoft on the topic of a sequel. However, there can be no assurance that Microsoft will agree to create a sequel with us. Should Microsoft decide not to pursue a sequel, our company will endeavor to secure other work for our primary team through our extensive set of industry contacts. In addition, prior to shipping the current Xbox product, we plan to expand to a second team, whose intended objective will be to create another original game product for Microsoft Xbox, Sony PlayStation 2, Nintendo GameCube, and for the personal computer market. Our Company plans to use its industry contacts to obtain work for this second team. However, there can be no assurance that we will secure work for our current team or any projected second team.

     On December 12, 2001, Tremor Entertainment Inc. merged with New Tremor Acquisition Corp., a wholly owned subsidiary of New Systems, Inc., a Nevada corporation publicly-traded on the OTC Bulletin Board. Subsequent to the merger,
(i) New Systems, Inc. changed its name to Tremor Entertainment Inc.., (ii) the company that was merged into the subsidiary of New Systems, Inc., formerly known as Tremor Entertainment Inc., became Tremor Games, Inc. and (iii) Tremor Entertainment Inc. changed its financial year-end to March 31. For accounting purposes, the merger was accounted for as a purchase of a majority interest in New Systems, Inc. valued at zero accompanied by a share exchange between Tremor Enterprises Inc. and New Systems, Inc. accounted for as a recapitalization. [Accordingly, the operating results reflected in the most recent financial statements of our Company, as reported to the Securities and Exchange Commission ("SEC") in reports for the quarter ended December 31, 2001 incorporated in this Prospectus include only those of Tremor Games, Inc. (formerly Tremor Entertainment Inc.) prior to December 12, 2001.]

THE OFFERING

     The 1,250,000 shares of common stock (the "Shares") being offered for resale hereby represent common stock previously received by the Selling Stockholders in their respective capacities as a director or consultant to our Company. The documents evidencing the consulting and advisory services performed or to be performed by the Selling Stockholders on behalf of our Company and by which the Selling Stockholders acquired the Shares are attached as exhibits to this Registration Statement.

RISK FACTORS

     An investment in the Shares involves a high degree of risk. The risk factors set forth in this Prospectus are not intended to be an exhaustive list of the general or specific risks involved, but to identify certain risks that are now foreseen by management. As a prospective investor, you should carefully consider all information contained in this Prospectus and should give particular consideration to the risk factors set forth herein before deciding to purchase the Shares offered hereby. Any of the risks could materially adversely affect our business, operating results and financial condition and could result in a complete loss of any investment in our company.

                           FORWARD-LOOKING STATEMENTS


CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Certain statements, other than historical facts, included in this Prospectus regarding our business strategies and plans of management for future operations are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. These statements, which include, but are not limited to, words such as "expect," "anticipate," "plan," "estimate," "project" and "intend" are based on management's beliefs and assumptions, and on information currently available to management. Forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our Company's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, our ability to finance our business operations and to obtain such financing, the to successful implementation of the Company's business plan; any uncertainties relating to business and economic conditions in markets in which we operate; any uncertainties relating to customer plans and commitments; the timely development and market acceptance of our products and technologies; possible product defects and product liability, dependence on intellectual property rights, the competitive environment in which we operate and other risks detailed from time to time in our periodic reports filed with the United States Securities and Exchange Commission and other regulatory authorities.

                                  RISK FACTORS

WE HAVE A HISTORY OF LOSSES AND IF WE DO NOT ACHIEVE PROFITABILITY WE MAY NOT BE ABLE TO CONTINUE OUR BUSINESS

     Our Company incurred losses for the nine months ended December 31, 2001 of $1,395,937 and has cash used in operating activities of $773,560 for the nine months ended December 31, 2001. Furthermore, at December 31, 2001 we had negative working capital of $1,560,462 and stockholders' deficit of $1,450,780. As a result of our financial position and results of operations as of March 31, 2001, our certified public accountants expressed substantial doubt about the Company's ability to continue as a going concern in their report on the March 31, 2001 financial statements of our Company. We are in our third year of implementing our business plan and cannot be assured that the results of operations will be sufficient to sustain our operations. Accordingly, there is substantial doubt regarding our Company's ability to continue as a going concern. We are pursuing additional capital to meet future financial obligations, but may not be able to do so. Should we not be able to raise additional financing or implement our business plan and generate sufficient cash flows from operations, we may have to curtail and/or cease our operations.

AGREEMENT WITH MICROSOFT IS SOLE SOURCE OF REVENUE AND ANY FAILURE BY US TO ATTAIN VARIOUS DEVELOPMENT MILESTONES UNDER SUCH AGREEMENT CAN RESULT IN IT BEING TERMINATED

     We currently have an agreement with Microsoft under which we are creating a major original product for Microsoft's Xbox. At present, our agreement with Microsoft is our only source of operating revenue. At this time, all of our development activities are being dedicated to the completion of the game. The agreement with Microsoft provides for periodic payments to us based upon the attainment of various development milestones. Failure to achieve these milestones will significantly affect revenue from these periodic payments and may induce termination of the agreement by Microsoft.

WE MAY RECEIVE NO ROYALTIES BECAUSE OF POOR SALES OF THE GAME

     Our agreement with Microsoft provides for a royalty based upon Microsoft's sales of the game following its completion by us. Because royalty payments, if any, will depend upon unit sales by Microsoft, there can be no assurance that we will realize any revenue from royalties.

THERE MAY BE NO ANCILLARY MARKET FOR OUR PRODUCT

     In addition to the Xbox game itself, we (together with Microsoft) have secured initial agreements for comic book, novel, and feature film deals all based on the game's underlying intellectual property, which Microsoft now owns. Because we created and developed this intellectual property, our Company will receive 10% of Microsoft's net revenues from all ancillary products based upon such intellectual property. There can be no assurance, however, that Microsoft will invest in any such ancillary products or, if it does so, whether any revenue will be derived therefrom.

WE WILL REQUIRE ADDITIONAL FINANCING TO OPERATE OUR BUSINESS

     Our business plan demands that we incur significant operating expenses in order to develop and extend our business model, our products and our operations, as well as respond to unanticipated competitive pressures. At this time, our only source of operating revenue is our agreement with Microsoft. The purchase of the materials necessary to produce our products, and thus expand our product sales, requires the raising of additional capital. We do not expect that our revenue will cover those expenses. As a result, we intend to raise additional capital through public or private debt or the sale of equity and/or debt securities.

     We cannot assure you that additional financing will be available on terms favorable to us, or that additional financing will be available at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to develop new technologies, respond to unanticipated competitive pressures, or continue to fund our operations. Such inability could have a material adverse effect on our business, financial condition, results of operations and prospects.

WE ARE VULNERABLE TO TECHNOLOGICAL CHANGES

     The markets we serve experience rapid technological change, changing customer tastes, frequent new product introductions and evolving industry standards that may render existing products and services unwanted, undesirable, or obsolete. As a result, more advanced products produced by our competitors could erode our position in our existing markets or other markets that we may enter. It is difficult to estimate the life cycles of our products and services. Our future success will depend, in part, upon our ability to enhance existing products and services and to develop new products and services on a timely basis. In addition, our products and services must keep pace with technological developments and we must address increasingly sophisticated customer needs. We might experience difficulties that could delay or prevent the successful development, introduction and marketing of new products and services. New products and services and enhancements might not meet the requirements of the marketplace and achieve market acceptance. If these things happen, they would materially and negatively affect our cash flows, financial condition and results of operations.

WE MAY NOT BE ABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS

     Our success depends, in part, upon the protection of proprietary rights in our products, technology and trade secrets. We rely on a combination of patent, copyright, and trademark laws, confidentiality procedures and licensing arrangements to protect our proprietary rights. There can be no assurance, however, that the methods on which we rely to protect our trade secrets and proprietary technology will be adequate. Further, the laws of certain countries in which we do business do not protect our proprietary rights to the same extent as the laws of the United States. Legal protections of our proprietary rights may be ineffective in such countries. Policing unauthorized use of our products is difficult, and litigation to defend and enforce our intellectual property rights could result in substantial costs and diversion of resources. Despite our efforts to safeguard and maintain our proprietary rights both in the United States and abroad, there can be no assurance that we will be successful in doing so, or that the steps taken by us in this regard will be adequate to deter misappropriation or independent third party development of our technology or to prevent an unauthorized third party from copying or otherwise obtaining and using our products or technology. Any failure in the protection of our proprietary rights could have a material adverse effect on our business, financial condition and results of operations.

     There can be no assurance that third parties will not assert infringement or misappropriation claims against us in the future with respect to current or future products. Any claims or litigation, with or without merit, could be time-consuming, result in costly litigation, diversion of management's attention and cause product shipment delays or require us to enter into royalty or licensing arrangements. Such royalty or licensing arrangements, if required, may not be available on terms acceptable to us, if at all, which could have a material adverse effect on the our business, financial condition and results of operations. Adverse determinations in such claims or litigation could also have a material adverse effect on our business, financial condition and results of operations.

THE MARKET FOR OUR BUSINESS IS DEVELOPING AND MAY NOT ACHIEVE THE GROWTH WE
EXPECT

     Our plans to expand the Company's development capacity moderately over the next twelve months. When the current Xbox product is shipped, we intend to employ immediately that primary team in the creation of a sequel. However, there can be no assurance that Microsoft will agree to create a sequel with us. Should Microsoft decide not to pursue a sequel, we will endeavor to secure other work for our primary team through an extensive set of industry contacts. In addition, prior to shipping the current Xbox product, we also plan to expand to a second team, whose objective is to create another original game product for Microsoft Xbox, Sony PlayStation 2, Nintendo GameCube, and for the personal computer market. Our Company plans to use its industry contacts to obtain work for this second team. However, there can be no assurance that we will secure work for our current team or any projected second team.

     The development of products for interactive entertainment software is a developing market. Our future growth and profitability will depend, in part, upon consumer use and acceptance of such products and applications in general and a significant expansion in the consumer market for the delivery of such products and applications. Even if these markets experience substantial growth, there can be no assurance that our products and applications will be commercially successful or will benefit from such growth. Further, even if initially successful, any continued development and expansion of the market for our products and applications will depend in part upon our ability to create and develop additional products and applications and adjust existing products and applications in accordance with changing consumer preferences, all at competitive prices. Our failure to develop new products and applications and generate revenues could have a material adverse effect on our financial condition and operating results.

WE ARE HIGHLY DEPENDENT ON OUR EXECUTIVE OFFICERS AND SEVERAL TECHNICAL EMPLOYEES, THE LOSS OF ANY OF WHOM COULD HAVE AN ADVERSE IMPACT ON OUR FUTURE OPERATIONS

     We believe that due to the rapid pace of innovation within our industry, factors such as the technological and creative skills of our personnel are more important in establishing and maintaining a leadership position within the industry than legal protections of our technology. We are dependent on our ability to recruit, retain and motivate high quality personnel. However, competition for such personnel is intense and the inability to attract and retain additional qualified employees or the loss of current key employees could materially and adversely affect our business, operating results and financial condition.

OUR SECURITIES MAY BE SUBJECT TO "PENNY STOCK" RULES

     If our common stock is excluded from Nasdaq and the price per share of our common stock is below $5.00, then unless we satisfy certain net asset and revenue tests our securities would become subject to certain "penny stock" rules promulgated by the Securities and Exchange Commission. The application of these rules to our common stock may adversely impact both your ability to resell our common stock (liquidity) and the market price of these Shares. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker-dealer must make a special written determination of suitability of the investor purchasing the penny stock.

FUTURE ISSUANCE OF COMMON STOCK COULD ADVERSELY AFFECT THE MARKET

     Sales of substantial amounts of the common stock in the public market, or the prospect of these sales, could depress the prevailing market price of our common stock and its ability to raise equity capital in the future. At May 13, 2002, we had outstanding 18,040,000 shares of common stock issued and outstanding, $.001 par value.

THERE IS POTENTIAL FOR FLUCTUATION IN THE MARKET PRICE OF OUR SECURITIES

     Because of the size of our business and the nature of the industry in which we operate, our quarterly revenues and operating results are difficult to predict and may fluctuate significantly from quarter to quarter. Consequently, the market price of our securities has been, and can be expected to continue to be, highly volatile. Factors such as announcements by us or others of technological innovations, new commercial products, regulatory approvals or proprietary rights developments, and competitive developments all may have a significant impact on our future business prospects and market price of our securities.

THE PRICE OF OUR COMMON STOCK MAY BE DEPRESSED DUE TO THE EFFECTIVENESS OF THIS REGISTRATION STATEMENT

     When this registration statement becomes effective, 1,250,000 shares of common stock will become eligible to be sold subject to the reoffer and resale limitations of control and restricted securities under Rule 144 (e) under the Securities Act of 1933, as amended. Under that Rule, none of the Selling Stockholders can sell an amount of their respective shares during any 90 day period in excess of 1% of the Company's issued and outstanding common stock of 18,040,000 shares. No prediction can be made as to the effect, if any, that sales of shares of common stock or the availability of such shares for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market would likely have a material adverse effect on prevailing market prices for the common stock and could impair our ability to raise capital through the sale of our equity securities.

WE DO NOT ANTICIPATE THE PAYMENT OF DIVIDENDS

     We have never declared or paid cash dividends on our common stock. We currently anticipate that we will retain all available funds for use in the operation of our business. Thus, we do not anticipate paying any cash dividends on our common stock in the foreseeable future.


                                 USE OF PROCEEDS

     The Selling Stockholders are selling all of the Shares covered by this Prospectus for their own account. Accordingly, we will not receive any of the proceeds from the resale of the Shares. We have agreed to bear the expenses relating to the registration of the Shares, other than brokerage commissions and expenses, if any, which will be paid by the Selling Stockholders.


                              SELLING STOCKHOLDERS

     The Shares being offered for resale hereby represent common stock previously received by the Selling Stockholders in their respective capacities as executive officer, director and, in the case of Messrs. Boesky and Flowers, consultants to the Company. A description of the employment, consulting and advisory services performed and/or to be performed by the Selling Stockholders on behalf of our Company, as the case may be, and by which they acquired the Shares is set forth in the following documents (copies of which are attached as exhibits in this Registration Statement):

     o Letter Agreement dated as of April 1, 2002 by and between the Company and Steven Oshinsky

     o Letter Agreement dated as of April 1, 2002 by and between the Company and Martin E. Weisberg;

     o Consulting Agreement dated as of March 25, 2002 by and between the Company and Keith Boesky; and

     o Consulting Agreement dated as of April 1, 2002 by and between the Company and Karl Flowers;

     The information in the table concerning the Selling Stockholders who may offer Shares hereunder from time to time is based on information provided to us by each Selling Stockholder, and assumes exercise of the options, if any, and the assumptions referenced in footnotes thereto.

Other than Mr. Boesky, who is not an affiliate of the Company, each of Messrs. Oshinsky, Weisberg and Flowers is or was within the 90 days prior to the date of this Prospectus, a director of the Company. Mr. Oshinsky is also the President and Chief Executive Officer of the Company.



                                                                                   Shares of Common Stock Owned
                                                                                      after the Offering (2)
                                   Shares of Common         Shares of              ----------------------------
                                   Stock Owned Prior       Common Stock
Name of Selling Stockholder        to  Offering (1)       to be Sold              Number               Percent
---------------------------        --  ------------       --------------          ------               -------

Steven Oshinsky                        11,815,111 (3)            500,000          11,315,111             59.5%
Martin E. Weisberg                        616,666 (4)            400,000             216,666              1.2%
Karl Flowers                              946,166 (5)            300,000             646,166              3.5%
Keith Boesky                               50,000                 50,000                   0              0.0%
                                       --------------            -------          ----------             -----
Totals:                                                        1,250,000          12,177,943

_________________

(1) Under the rules promulgated by the Securities and Exchange Commission, a person is deemed to be the beneficial owner of a security if such person has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days of the date hereof. Unless otherwise indicated by footnote, the Selling Stockholder has sole voting and investment power with respect to the shares of common stock beneficially owned by him.

(2) Assumes that all of the shares of common stock and shares issuable upon exercise of any options that are being offered hereby are sold [and that no other shares of common stock held by the Selling Stockholders are sold during the offering period].

(3) Includes 10,254,000 shares of common stock held by RAM Capital Management and 200,000 shares of common stock held by Harmony Investment Trust. Includes warrants held by Ram Capital Management, currently exercisable, to acquire 861,111 shares of common stock at prices ranging from $0.25 to $9.00 per share. Mr. Oshinsky is the General Manager of RAM Capital Management and Harmony Investments and beneficial ownership over the shares held by those entities may be attributable to Mr. Oshinsky.

(4) Includes options, currently exercisable, to acquire an aggregate of 166,666 shares of common stock at an exercise price of $0.30 per share, and warrants, currently exercisable, to acquire 50,000 shares of common stock at an exercise price of $0.30 per share.

(5) Includes 476,000 shares of common stock, options, currently exercisable, to acquire an aggregate of 166,666 shares of common stock at an exercise price of $0.30 per share and warrants, currently exercisable, to acquire 3,500 shares of common stock at an exercise price of $9.00 per share. Mr. Flowers has pledged approximately 430,000 shares of his common stock as collateral to secure loans made to Mr. Flowers by an entity affiliated with Mr. Oshinsky.

                              PLAN OF DISTRIBUTION

     The Shares may be sold or distributed from time to time by the Selling Stockholders or by pledgees, donees or transferees of, or successors in interest to, the Selling Stockholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed.

     The Shares that are being registered under this Prospectus constitute "control" or "restricted" securities as defined for purposes of General Instruction C to this Form S-8 Registration Statement and promulgated by the SEC. As such, the Shares are subject to resale and reoffer limitations imposed by Rule 144(e) under the Securities Act of 1933, as amended. Under that Rule, none of the Selling Stockholders can sell an amount of their respective shares during any 90 day period in excess of 1% of the Company's issued and outstanding common stock of 18,040,000 shares.

     The distribution of the Shares may be effected in one or more of the following methods:

     o    ordinary brokers transactions, which may include long or short sales,

     o transactions involving cross or block trades or otherwise on the quotation system operated by the Over-the-Counter Bulletin Board, or on one or more other securities markets and exchanges, in privately negotiated transactions,

     o purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this Prospectus,

     o "at the market" to or through market makers or into an existing market for the common stock,

     o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,

     o through transactions in options, swaps or other derivatives (whether exchange listed or otherwise), or

     o any combination of the foregoing, or by any other legally available means.


     In addition, the Selling Stockholders may enter into hedging transactions with broker-dealers who may engage in short sales of shares in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this Prospectus.

     Brokers, dealers, underwriters or agents participating in the distribution of the Shares may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The Selling Stockholders and any broker-dealers acting in connection with the sale of the shares hereunder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by them and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Securities Act of 1933, as amended (the "Securities Act"). Neither we nor the Selling Stockholders can presently estimate the amount of such compensation. We know of no existing arrangements between the Selling Stockholders and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Shares.

     We will not receive any proceeds from the sale of the Shares pursuant to this Prospectus. We have agreed to bear the expenses (other than broker's commissions and similar charges) of the registration of the shares, including legal and accounting fees.

     The Selling Stockholders may also use Rule 144 under the Securities Act to sell the shares if they meet the criteria and conform to the requirements of such Rule.

     There can be no assurance that the Selling Stockholders will sell any or all of the shares offered by them hereunder.

                            DESCRIPTION OF SECURITIES

     The Company is authorized to issue 250,000,000 shares of common stock, par value $.001 per share (the "Common Stock"). As of May 13, 2002, approximately 18,040,000 shares of Common Stock were issued and outstanding.

     The Common Stock to be registered for resale pursuant to this Registration Statement on Form S-8, entitle the holders to the following rights:

     o Voting - Holders of shares of Common Stock are entitled to one vote per share on all matters submitted to a vote of the shareholders. Shares of Common Stock do not have cumulative voting rights; accordingly, the holders of a majority of the shareholder votes eligible to vote and voting for the election of the Board of Directors can elect all members of the Board of Directors.

     o Dividends - Holders of record of shares of Common Stock are entitled to receive dividends when and if declared by the Board of Directors out of funds of the Company legally available therefor.

     o Liquidation - Upon any liquidation, dissolution or winding up of the Company, holders of shares of Common Stock are entitled to receive pro-rata all of the assets of the company available for distribution to shareholders after any distributions are made to the holders of the Preferred Stock.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 78.7502 of the Nevada General Corporation Law ("NGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. With respect to actions or suits by or in the right of the corporation, section 78.7502 provides that a corporation may indemnify those serving in the capacities mentioned above against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred in connection with the defense or settlement of the action or suit, provided that such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

     Section 78.751 of the NGCL provides that the articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending an action, suit or proceeding must be paid by the corporation in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he is not entitled to be indemnified by the corporation. Section 78.751 further provides that indemnification and advancement of expense provisions contained in the NGCL shall not be deemed exclusive of any rights to which a director, officer, employee or agent may be entitled, whether contained in the articles of incorporation or any by-law, agreement, vote of stockholders or disinterested directors or otherwise, provided, however, that no indemnification may be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

     The articles of incorporation of the Company provide that the Company shall indemnify any of its officers and directors, past, present, and future, who was or is a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal,a dminstrative, or investigative, against any and all expenses, including but not limited to attorneys' fees, judgments, fines and amounts paid in settlement which may be incurred, rendered or levied in any action brought against any or all of them for or on account of any act or omission alleged to have been committed while acting within the scope of their duties as officers or directors of the corporation. Any and all expenses incurred by the officers and directors of the corporation in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation.

     The bylaws of the Company provide that the Company shall indemnify the directors and officers of the Company from and against any and all claims, judgments and liabilities to which such directors or officers shall become subject by reason of any action or omission alleged to have been taken by such director or officer, and shall reimburse each director or officer for all legal and other expenses reasonably incurred by him in connection with any such claim of liability, provided, however, that no director or officer shall be indemnified against, or be reimbursed for, any expense incurred in connection with any claim or liability arising out of his own gross negligence or willful misconduct.

                                    PART II.

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

INCORPORATION OF DOCUMENTS BY REFERENCE.

     Disclosed in Prospectus  under "Where You Can Find More  Information  About
Us"

DESCRIPTION OF SECURITIES.

     Disclosed in Prospectus under same title.

INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not Applicable.

INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Disclosed in Prospectus under same title.

ITEM 7.      EXEMPTION FROM REGISTRATION CLAIMED.

     The issuance of the Shares to the Selling Stockholders was based, in part, upon representations and warranties by each such individual as to his status as an "accredited investor" (as such term is defined in Rule 501(a) of Regulation D under the Securities Act) and, accordingly, was exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Regulation D promulgated by the SEC under Section 4(2) of such Securities Act.

EXHIBITS.

Exhibit
Number    Description
------    -----------

5.1* Opinion of Jenkens & Gilchrist Parker Chapin LLP, counsel to the Company, as to the legality of Common Stock being offered.

23.1*     Consent of Hansen, Barnett & Maxwell, certified public accountants.

23.2      Consent of BDO Seidman, LLP, independent public accountants.

23.2*     Consent of Jenkens & Gilchrist Parker Chapin LLP (contained in Exhibit
          5.1).

99.1* Consulting Agreement dated as of April 1, 2002 by and between the Company and Karl Flowers,

99.2* Consulting Agreement dated as of March 25, 2002 by and between the Company and Keith Boesky

99.3* Letter Agreement dated as of April 1, 2002 by and between the Company and Martin E. Weisberg

99.4* Letter Agreement dated as of January 1, 2002 by and between the Company and Steven Oshinsky

___________________________
*         Filed herewith.

ITEM 9.           UNDERTAKINGS.

     The Company hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this registration statement on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burbank, State of California, on this 15th day of May, 2002.

                                          TREMOR ENTERTAINMENT INC.


                                          By: /s/ Karen L. Benson
                                             -----------------------------------
                                          Name:    Karen L. Benson
                                          Title:   Chief Financial Officer

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints Steven Oshinsky and Karen L. Benson each as his true and lawful attorney-in-fact and agent, for him and in his name, place and stead, in any and all capacities, each with full power to act alone, to sign any and all amendments to this Registration Statement, and to file each such amendment to this Registration Statement with all exhibits thereto, and any and all documents in connection therewith, with the Commission, hereby granting unto each attorney-in-fact and agent full power and authority to do and perform any and all acts and things required and necessary to be done, as fully and to all intents and purposes as, he might or could do in person, hereby ratifying and confirming all that each attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the 7th day of January, 2002 indicated.

Signature                        Title                                Date
---------                        -----                                ----


/s/ Steven Oshinsky
-----------------------------    Chairman, Director and Chief       May 15, 2002
Steven Oshinsky                  Executive Officer


/s/ Martin E. Weisberg
-----------------------------    Director                           May 15, 2002
Martin E. Weisberg


                                                                    May 15, 2002
-----------------------------    Director
Karl Flowers

                                  EXHIBIT INDEX

Exhibit
Number    Description
------    -----------

5.1* Opinion of Jenkens & Gilchrist Parker Chapin LLP, counsel to the Company, as to the legality of Common Stock being offered.

23.1*     Consent of Hansen, Barnett & Maxwell, certified public accountants.

23.2      Consent of BDO Seidman, LLP, independent public accountants.

23.2*     Consent of Jenkens & Gilchrist Parker Chapin LLP (contained in Exhibit
          5.1).

99.1* Consulting Agreement dated as of April 1, 2002 by and between the Company and Karl Flowers,

99.2* Consulting Agreement dated as of March 25, 2002 by and between the Company and Keith Boesky

99.3* Letter Agreement dated as of April 1, 2002 by and between the Company and Martin E. Weisberg

99.4* Letter Agreement dated as of January 1, 2002 by and between the Company and Steven Oshinsky

___________________________
*         Filed herewith.